Contacts:    Nancy Christal/Fred McGrail        Tom Dingledy/Dianne
             CVS Corporation                    McCormick
             (914) 722-4704                     Revco D.S., Inc.
             (401) 765-1500 Ext. 4630           (216) 425-9811 Ext.
                                                6145/1900

             Jim Fingeroth/Wendi Kopsick        Joele Frank/Patricia Sturms
             Kekst and Company                  Abernathy MacGregor Group
             (212) 593-2655                     (212) 371-5999


                                                         FOR IMMEDIATE RELEASE


               CVS AGREES TO ACQUIRE REVCO IN $2.8 BILLION STOCK
                                 TRANSACTION

         -- Combined Company Will Rank First in U.S. Store Locations,
                   Second in Revenues with $13.0 Billion --

          -- Excellent Fit: Companies Operate in Contiguous Markets,
              With Similar-Size Stores and Merchandising Strategies --

             -- Opportunities to Increase Growth and Profitability
              by Further Enhancing Revco's Strong Performance --

               WOONSOCKET, RI and TWINSBURG, OH, February 7, 1997 -- CVS
(NYSE: CVS), a leading drugstore chain in the Northeast and Middle Atlantic regions, and Revco (NYSE: RXR), with leading positions in the Midwest and Southeast, today announced that they have signed a definitive agreement providing for the combination of CVS and Revco in a stock transaction valued at approximately $2.8 billion, plus the assumption of approximately $900 million of Revco debt.

               The combination of CVS and Revco, which was unanimously approved by the Boards of Directors of both companies, brings together two of the leading companies in the industry to create the nation's largest chain drug store company based on store count, with approximately 4,000 locations in 24 states and the District of Columbia. The combination will result in leading positions in the Northeast, Mid-Atlantic, Southeast and Midwest regions; and the combined enterprise will rank second in annual retail drug store revenues in 1997, with approximately $13.0 billion.

               Under terms of the agreement, CVS will combine with Revco in an exchange of stock that is expected to qualify for treatment as a pooling of interests transaction and be tax-free to Revco shareholders. For each share of Revco stock they hold, Revco shareholders will receive the sum of (i)
0.4692 shares of CVS common stock and (ii) the number of shares of CVS stock determined by dividing $20 by the CVS Average Closing Price (collectively, the "Conversion Ratio"), provided that under no circumstances will the Conversion Ratio exceed 1.0097 or be less than 0.8837. The CVS Average Closing Price will be determined by randomly selecting ten trading days out of the twenty trading days ending on the fifth trading day preceding the closing date. For example, assuming an Average CVS Closing Price of $44.00 (the price at which CVS closed yesterday on the New York Stock Exchange), Revco shareholders would receive 0.9237 shares of CVS common stock (valued at $40.64 per share based upon such closing price) for each share of Revco common stock they hold.

               Stanley P. Goldstein, Chairman and Chief Executive Officer of CVS, said: "This is a major step in our ongoing plan to position CVS as one of the nation's preeminent growth companies. We already had the size and scope, and the operational and financial strength, needed to continue to do very well. But to meet our long-term growth and profit objectives and to continue to be recognized as one of the best retail growth companies, we felt we should explore opportunities to accelerate our growth and enhance our strengths.
This transaction provides a compelling opportunity to meet those objectives, to move us into two very attractive new markets -- the Midwest and Southeast -- and, most important, to generate increased shareholder value."

               Thomas M. Ryan, CVS' Vice Chairman and Chief Operating Officer, said: "This transaction brings together two strong companies that each have excellent track records. Importantly, it meets each of the three criteria for strategic acquisitions we have stated in the past: First, it is accretive; the combination is expected to produce $100 million in annual cost savings. Second, it brings us into new markets, including the high-growth Southeast. Third, it offers significant upside potential, by combining the technological, marketing and sales expertise of both companies to further enhance operating performance.

               "CVS and Revco are highly compatible. Our stores are of similar size. We operate in contiguous markets, with little geographic overlap. Both companies have developed strong expertise in serving the managed care marketplace, and we both place great emphasis on customer service, quality, value, and corporate citizenship. Thus, the operational and cultural integration should be relatively smooth," Mr. Ryan said.

               D. Dwayne Hoven, President and Chief Executive Officer of Revco, said: "In evaluating its strategic opportunities in a rapidly consolidating industry, the Revco Board of Directors determined that this business combination offers the best opportunity to achieve our primary objective: building the value of Revco for all Revco shareholders. I know of no other group of people anywhere who have accomplished what the men and women of Revco have. In the face of adversity, they brought a company from bankruptcy to a premier position in the industry. The strength of our company is directly attributable to the efforts of these men and women."

               Following completion of the transaction, CVS will implement an aggressive new-store opening program, calling for approximately 300 new stores or relocations per year. The combination offers significant opportunities to build value by leveraging the operating strengths of both companies.
Moreover, the combined company will be well-positioned to expand its managed care business by taking advantage of its innovative prescription benefits management (PBM) services and mail-order capabilities.

               The transaction is subject to approval by the shareholders of both companies, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions. It is expected that the transaction will be completed by mid-year 1997.

               Two current Revco Board members will join the CVS Board, increasing the Board of Directors to 15 members. The combined company will be called CVS, will be led by CVS' current senior management team and will be headquartered in Woonsocket, RI. Except for the phase-out of Revco's Twinsburg, OH headquarters over time, few if any workforce reductions are expected as a result of the combination.

               CVS' financial advisors for the transaction were Donaldson, Lufkin & Jenrette Securities Corp. (who provided a fairness opinion) and Credit Suisse First Boston Corporation. Revco was advised and its Board given a fairness opinion by Wasserstein Perella & Co. Salomon Brothers Inc also provided a fairness opinion to Revco.

               CVS is currently the nation's fifth largest drug store chain by store count and sales volume, operating 1,409 stores in 14 states and the District of Columbia with annual sales of $5.5 billion in 1996. It is a leading drug store chain in the Northeast and Middle Atlantic regions, and is a leader in productivity, with $573 in sales per retail square foot in 1996.

               CVS is a stand-alone drug store company which in October 1996 changed its symbol on the New York Stock Exchange to "CVS" from "MES." In November, the company changed its name from Melville Corporation to CVS, reflecting its concentration on the chain drug store business and the completion of its restructuring program, which was initially announced in 1994 and was approved by Melville's Board of Directors in 1995. With a strong record of growth over its more than thirty-year history, CVS continues to achieve strong financial performance.

               REVCO is currently one of the nation's largest retail drug store chains, with expected annual sales of approximately $6.0 billion in its current fiscal year, which ends May 31,1997. The company operates approximately 2,600 stores in 17 Midwestern, Southeastern and Eastern states.

               B-ROLL AVAILABLE: B-Roll footage for both companies will be fed from 9:00-9:30 a.m. (EST) and 1:00-1:30 p.m. (EST) and can be accessed as follows:

            9:00-9:30 a.m. (EST)    C-Band Galaxy 6; Transponder 17

            1:00-1:30 p.m. (EST)    C-Band Galaxy 4; Transponder 10

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